EXHIBIT 10.34

Acquisition Agreement, dated October 2, 2000, by and among Larry Raymond, Carlson Paving Products, Inc. and Astec Industries, Inc.

ACQUISITION OF

CARLSON PAVING PRODUCTS, INC.

BY

ASTEC INDUSTRIES, INC.

OCTOBER 2, 2000

TABLE OF CONTENTS

Headings Page No.

ARTICLE 1: DEFINITIONS *
Section 1.1 Specific Definitions. *
Section 1.2 Other Terms. *
Section 1.3 Other Definitional Provisions. *

ARTICLE 2: PURCHASE AND SALE OF SHARES AND THE PREMISES *
Section 2.1 Purchase and Sale of Shares and the Premises. *
Section 2.2 Purchase Price and Payment Terms. *
Section 2.3 Purchase Price Adjustment. *
Section 2.4 Closing; Delivery and Payment. *

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER *
Section 3.1 Organization and Authority of Company. *
Section 3.2 Capitalization of Company. *
Section 3.3 Financial Statements. *
Section 3.4 Absence of Certain Changes, Events or Liabilities. *
Section 3.5 Litigation. *
Section 3.6 Compliance with Law; Permits. *
Section 3.7 Consents and Approvals. *
Section 3.8 Tax Matters. *
Section 3.9 Material Contracts. *
Section 3.10 Labor Matters. *
Section 3.11 Benefit Plans. *
Section 3.12 Environmental Matters. *
Section 3.13 Brokers and Finders. *
Section 3.14 Tangible Assets. *
Section 3.15 Intangible Assets. *
Section 3.16 Employees. *
Section 3.17 Insurance. *
Section 3.18 Inventory. *
Section 3.19 Completeness of Statements; Effect of Representations and Warranties. *

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER *
Section 4.1 Brokers and Finders. *
Section 4.2 Real Property. *
Section 4.3 Environmental Matters. *
Section 4.4 Legal Proceedings. *
Section 4.5 Consents and Approvals. *
Section 4.6 Completeness of Statements; Effect of Representations and Warranties. *

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF BUYER *
Section 5.1 Organization and Authority of Buyer. *
Section 5.2 Legal Proceedings. *
Section 5.3 SEC Documents; Absence of Changes. *
Section 5.4 Consents and Approvals. *

ARTICLE 6: ASTEC STOCK AND LOCK-UP AGREEMENT *
Section 6.1 Astec Stock Not Registered. *
Section 6.2 Legend. *
Section 6.3 Removal of Legend. *
Section 6.4 Examination and Investment Representation. *
Section 6.5 Lock-Up. *

ARTICLE 7: TAX MATTERS *
Section 7.1 Tax Indemnification. *
Section 7.2 Tax Returns. *
Section 7.3 Contest Provisions. *
Section 7.4 Assistance and Cooperation. *
Section 7.5 Transfer Taxes. *
Section 7.6 Survival of Obligations. *

ARTICLE 8: CERTAIN COVENANTS AND AGREEMENTS OF SELLERS *
Section 8.1 Access and Information. *
Section 8.2 Registrations, Filings and Consents. *
Section 8.3 Conduct of Business. *
Section 8.4 Best Efforts. *
Section 8.5 Retention of Books and Records. *
Section 8.6 Further Assurances. *

ARTICLE 9: CONDITIONS TO THE PURCHASE AND SALE *
Section 9.1 General Conditions to the Purchase and Sale Relating to Parties. *
Section 9.2 Conditions to Purchase by Buyer. *
Section 9.3 Conditions to Sale by the Shareholder. *

ARTICLE 10: INDEMNIFICATION *
Section 10.1 Survival; Rights and Remedies Not Affected by Knowledge. *
Section 10.2 Indemnification and Payment of Damages By The Shareholder. *
Section 10.3 Indemnification By Buyer. *
Section 10.4 Indemnity Claims. *
Section 10.5 No Liability of Company. *

ARTICLE 11: TERMINATION *
Section 11.1 Termination. *

ARTICLE 12: MISCELLANEOUS *
Section 12.1 Expenses. *
Section 12.2 Best Efforts; Further Assurances. *
Section 12.3 Public Disclosure. *
Section 12.4 Assignment. *
Section 12.5 Amendments and Waivers. *
Section 12.6 Entire Agreement. *
Section 12.7 Schedules. *
Section 12.8 Notices. *
Section 12.9 Governing Law. *
Section 12.10 Severability. *
Section 12.11 Section Headings. *
Section 12.12 Counterparts. *
Section 12.13 Representation By Counsel; Interpretation. *
Section 12.14 Arbitration Clause. *

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into by and among Lawrence Raymond (the "Shareholder"), Carlson Paving Products, Inc., a Washington corporation (the "Company"), and Astec Industries, Inc., a Tennessee corporation (the "Buyer").

R E C I T A L S:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

WHEREAS, the Shareholder desires to sell and transfer to Buyer, and Buyer desires to purchase from the Shareholder, the Shares, as more specifically provided herein; and

WHEREAS, the Shareholder owns real property and improvements located in Tacoma, Washington, which constitutes all the real property and improvements used in connection with the business operations of the Company (the "Premises"); and

WHEREAS, the Shareholder desires to sell and transfer the Premises to the Company, as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties intending to be legally bound hereby agree as follows:

ARTICLE : DEFINITIONS

Section Specific Definitions.

As used in this Agreement and any Exhibits, Schedules, or certificates delivered pursuant hereto, the following terms shall have the following meanings:

"Agreement" means this Agreement and all Exhibits and Schedules.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, law or otherwise and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"Astec SEC Documents" has the meaning set forth in Section 5.3.

"Astec Stock" means the shares of Buyer's common stock, par value $.20 per share, that are to be received by the Shareholder as part of the Purchase Price.

"Baseline Net Worth" has the meaning set forth in Section 2.3.

"Benefit Plans" has the meaning set forth in Section 3.11.

"Breach" has the meaning set forth in Section 10.2.

"Buyer" means Astec Industries, Inc., a Tennessee corporation.

"Buyer's Indemnitees" has the meaning set forth in Section 10.2.

"Claim" has the meaning set forth in Section 10.4.

"Claim Notice" has the meaning set forth in Section 10.4.

"Closing" has the meaning set forth in Section 2.4.

"Closing Date" means the date of the Closing.

"Code" means the Internal Revenue Code of 1986, as amended to the date hereof.

"Company" means Carlson Paving Products, Inc., a Washington corporation.

"Damages" means debts, obligations, losses, claims, damages (including incidental and consequential damages), liabilities, deficiencies, proceedings, demands, assessments, orders, judgments, writs, decrees, costs and other expenses (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, of any nature and of any kind whatsoever that exceed or could reasonably be expected to exceed One Thousand Dollars ($1,000) in value. Provided, however, that Damages shall not be recoverable by an Indemnitee under this Agreement unless, and then only to the extent that, the aggregate Damages recoverable by the respective Indemnitee exceed Ten Thousand Dollars ($10,000).

"EEOC" has the meaning set forth in Section 3.10.

"Encumbrances" means any charges, claims, community property interests, conditions, equitable interests, liens, mortgages, easements, rights-of way, options, pledges, security interests, rights of first refusal or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Laws" has the meaning set forth in Section 3.12.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" has the meaning set forth in Section 3.3.

"GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Premises or any part thereof into the environment, and any other act, business, operation, or a thing that increases the danger, or a risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Premises, or that may affect the value of the Premises or the Company.

"Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminate under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substance therefor and asbestos or asbestos-containing materials.

"Indemnitee" has the meaning set forth in Section 10.4.

"Indemnifying Party" has the meaning set forth in Section 10.4.

"Interim Financial Statements" has the meaning set forth in Section 3.3.

"IRS" means the Internal Revenue Service.

"Material Adverse Effect" means an adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of Company, taken as a whole, the Premises, or on any Seller's ability to perform any of their obligations under this Agreement and consummate the transactions contemplated hereby, the subject matter of which exceeds (or could be reasonably expected to exceed) Ten Thousand Dollars ($10,000) in value on an individual basis or Fifty Thousand Dollars ($50,000) in the aggregate.

"Material Contracts" has the meaning set forth in Section 3.9.

"NLRB " has the meaning set forth in Section 3.10.

"Pension Plan" has the meaning set forth in Section 3.11.

"Person" means an individual, corporation, partnership, trust or unincorporated organization or government or any agency or political subdivision thereof.

"Premises" has that meaning set forth in the recitals.

"Premises Consideration" has the meaning set forth in Section 2.2(a).

"Purchase Price" has the meaning set forth in Section 2.2.

"Securities Act" means the Securities Act of 1933, as amended.

"Sellers" has that meaning set forth in Section 8.1.

"Shareholder" has the meaning set forth in the recitals.

"Shareholder Indemnitees" has the meaning set forth in Section 10.4.

"Share Consideration" has the meaning set forth in Section 10.4.

"Shares" has the meaning set forth in the recitals.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, stock transfer, conveyance, intangible, stamp, duty, transfer, reporting, recording, license, excise, franchise or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Returns" means all federal, state, local and foreign Tax returns, Tax reports, and declarations of estimated Tax, including without limitation federal income tax returns that include the Company.

"Third Party Claim" has the meaning set forth in Section 10.4.

"UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Washington.

Section Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.

Section Other Definitional Provisions.

For all purposes of this Agreement, except as otherwise expressly provided:

All accounting terms not otherwise defined herein having the meanings assigned under GAAP;

The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

For the purposes of this Agreement, "knowledge" means actual knowledge or knowledge that would exist upon reasonable inquiry. A Person's knowledge shall specifically include the actual knowledge of any officer or trustee thereof, if applicable, or knowledge that would exist upon reasonable inquiry by any officer or trustee thereof, if applicable. The terms "known" and "knowing" and other words incorporating the concept of "knowledge" shall be construed consistent with this Section.

For purposes of this Agreement, the term "ordinary course of business" shall mean an action that is consistent with the past practices of the applicable party and is taken in the ordinary course of the normal day-to-day operations of the applicable party, is not required to be authorized by the board of directors or similar governing body of the applicable party and is similar in nature and magnitude to actions customarily taken without any authorization by the board of directors of a corporation in the same line of business as the applicable party.

ARTICLE : PURCHASE AND SALE OF SHARES AND THE PREMISES

Section Purchase and Sale of Shares and the Premises.

 Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Shareholder, and the Shareholder agrees to sell, transfer and assign to Buyer, the Shares for the Share Consideration determined pursuant to Section 2.2.

Upon the terms and subject to the conditions of this Agreement, Buyer and Shareholder agree that Shareholder shall transfer, sell and assign the Premises to Company and Buyer shall pay the Premises Consideration determined pursuant to Section 2.2 to Shareholder for such transfer, sale and assignment.

Section Purchase Price and Payment Terms.

Subject to the adjustment as set forth below, the total purchase price for the Shares and the Premises shall be Nine Million Four Hundred Thousand Dollars ($9,400,000) (the "Purchase Price") payable as follows:

At Closing Buyer shall pay to Shareholder Two Million Eight Hundred Thirty Thousand Dollars ($2,830,000) (the "Premises Consideration") in immediately available funds pursuant to wire transfer instructions delivered to Buyer prior to Closing.

At Closing Buyer shall pay to Shareholder Four Million One Hundred Seventy Thousand Dollars ($4,170,000) in immediately available funds pursuant to wire transfer instructions delivered to Buyer prior to Closing.

As soon as reasonably possible following the completion of the post-closing adjustment set forth in Section 2.3, Buyer shall issue to Shareholder shares of the common stock of Buyer representing the remaining Purchase Price, if any, owed to Shareholder. Buyer shall retain such shares pursuant to the terms and conditions of the Stock Lock-Up and Pledge Agreement to be executed at Closing and attached in the form of Exhibit A hereto. For the purpose of calculating the appropriate number of shares to be issued to Shareholder, the shares shall be deemed to have a value equal to the market price of Buyer's common stock as of the close of the NASDAQ market on the trading day prior to Closing. If the post-closing adjustment results in the Purchase Price being adjusted downward by more than Two Million Four Hundred Thousand Dollars ($2,400,000), then the Shareholder shall pay the excess in immediately available funds to the Buyer within ten (10) days after the final determination of the post-closing adjustment. The aggregate amount paid pursuant to Section 2.2(b) and (c) shall be referred to as the "Share Consideration."

Section Purchase Price Adjustment.

The Purchase Price will be adjusted downward if (i) the net worth of the Company determined as of the Closing Date calculated in accordance with GAAP (including, without limitation, GAAP standards for contingent sales) and subject to a confirming inventory observed by the Buyer and conducted in a manner acceptable to the Buyer (the "Baseline Net Worth") is less than (ii) Two Million Five Hundred Thousand Dollars ($2,500,000). The Purchase Price will be adjusted upward if (i) the Baseline Net Worth is greater than (ii) Two Million Five Hundred Thousand Dollars ($2,500,000). Prior to the time such inventory is conducted, Shareholder and Company shall have disposed of or moved to a separate area any inventory determined to be valueless or obsolete during the May 31, 2000 inventory conducted by the Company. The Baseline Net Worth shall be calculated by the Shareholder with the participation of Buyer's representatives and such calculation shall be delivered to Buyer as soon as practicable, but in no event later than forty-five (45) days after the Closing Date. The Buyer shall have thirty (30) days from receipt of the Shareholder's calculation of the Baseline Net Worth to review, analyze, audit and propose changes to the Baseline Net Worth. If any changes are proposed, Buyer and the Shareholder shall in good faith as soon as reasonably possible reach agreement on the Baseline Net Worth and determine the adjustment, if any, to the Purchase Price. If they are unable to do so, the specific matters in dispute shall be submitted to Arthur Andersen's Seattle, Washington office or to another national, independent accounting firm (other than Ernst & Young, L.L.P.) approved by the Shareholder and Buyer. As expeditiously as possible, and in any event within ten (10) days of submission, Arthur Andersen (or such other independent accounting firm) will deliver to the Shareholder and Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of Arthur Andersen (or such other independent accounting firm) shall be borne one-half by the Shareholder and one-half by Buyer.

Section Closing; Delivery and Payment.

The closing of the sale and purchase of the Shares and the Premises contemplated herein (the "Closing") shall take place at the offices of Roller, Vernon, Powers & Larson, 1001 S. 38th Street, Tacoma, Washington 98418 at 10:00 a.m. on October 2, 2000, or at such other time or place as is mutually agreed to by the parties hereto.

ARTICLE : REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

The Company and the Shareholder jointly and severally represent and warrant to Buyer as follows:

Section Organization and Authority of Company.

The Company is duly formed and validly existing as a corporation under the laws of the State of Washington. Company has all necessary corporate power, capacity and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all requisite corporate action on the part of the Company, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery by the Company of this Agreement nor consummation of the transactions contemplated hereby will violate any provision of the articles or certificate of incorporation or bylaws of the Company; or any contract provision, license, franchise or permit to which Company is a party or by which it is bound; or any law, statute or regulation or any injunction, order or decree of any government agency or authority or court to which the Company is subject except to the extent, in each case, that such a violation would not prohibit or materially impair the Company's ability to perform its obligations under this Agreement.

Section Capitalization of Company.

The authorized capital stock of Company consists of 50,000 shares of $1.00 par value common stock of which 500 shares are outstanding. The Shareholder is the only shareholder of the Company and owns, beneficially and of record, 500 shares which, at the Closing, will be free and clear of any Encumbrances. The Shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company, or any plans, contracts, or commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company and there are no shares of capital stock reserved for issuance by the Company. There are no unsatisfied preemptive rights in respect of capital stock of the Company. Immediately after the sale of the Shares by the Shareholder pursuant to this Agreement, upon the registration of the Shares in the name of Buyer in the stock records of the Company and assuming that Buyer does not have any "notice" of any "adverse claim" to the Shares (as such terms are defined in the UCC), Buyer shall be a "protected purchaser" (as such term is defined in the UCC).

Section Financial Statements.

Company or the Shareholder have heretofore furnished to Buyer copies of the following financial statements: unaudited balance sheets of the Company as at May 31 in each of the years 1995 through 2000, and the related unaudited statements of income and changes in stockholders' equity for each of the fiscal years then ended, and an unaudited balance sheet of the Company as at May 31, 2000 and the related unaudited statements of income and changes in stockholders' equity as at such date, including in each case the notes thereto (the "Interim Financial Statements"; all of those items in (a) and (b) above are referred to herein collectively as the "Financial Statements"). The Financial Statements represent actual, bona fide transactions, and the results of operations and changes in stockholders' equity of the Company for such periods are consistent with the books and records of the Company and do not contain any items of special or material non-recurring nature. Such Financial Statements fairly present in all material respects the financial position of the Company as at the respective date thereof and the results of operations and cash flows of the Company for the periods then ended.

Section Absence of Certain Changes, Events or Liabilities.

Except as set forth on Schedule 3.4(a), since May 31, 2000, and restated again through the Closing Date, the Company has not:

issued, sold, purchased or redeemed any stock, bonds, debentures, notes or other corporate securities, or issued, sold or granted any option, warrant or right to acquire any thereof;

waived or released any debts, claims or rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of the amounts reflected in the Interim Financial Statements;

except as reflected in the Interim Financial Statements, made any capital expenditures or capital commitments in excess of $20,000 for any single transaction or any series of related transactions or in excess of $50,000 in the aggregate;

made any change in the business or operations or the manner of conducting business or operations of the Company, other than changes in the ordinary course of business, none of which has, and which in the aggregate have not had, a Material Adverse Effect;

terminated, placed on probation, disciplined, or warned any officer or supervisory employee of the Company;

experienced any resignations of, or had any disputes involving the employment or agency relationship with any of, the employees or agents of the Company which could have a Material Adverse Effect;

suffered any casualty, damage, destruction or loss to any of its assets or properties in excess of $25,000 for any one event or in excess of $100,000 in the aggregate;

declared, set aside or paid any dividends or distributions in respect of the Shares (except as reflected on the Interim Financial Statements);

paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the ordinary course of business) in the compensation payable (or to become payable by it) to, any of its directors, officers, employees, agents or other representatives of the Company (except as reflected on the Interim Financial Statements);

terminated or amended or suffered the termination or amendment of any contract, lease, agreement, license or other instrument to which it is or was a party which could have a Material Adverse Effect;

adopted, modified or amended any plan or agreement so as to increase the benefits due the employees of the Company under any such plan or agreement;

made any loan or advance to any person (except normal travel or other reasonable expense advances to its officers and employees);

suffered a Material Adverse Effect;

subjected any of its assets or properties to any Encumbrances;

paid any funds to any of its officers or directors, or to any family member of any of them, or any person in which any of the foregoing has any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses reflected on the Interim Financial Statements;

disposed of or agreed to dispose of any of its properties or assets other than in the ordinary course of business;

entered into any transactions other than in the ordinary course of business;

made any change in accounting principles, methods or practices;

entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $25,000 or made outside the ordinary course of business;

delayed or postponed the payment of any accounts payable or other liabilities outside the ordinary course of business;

been a party to any other occurrence, event, action, failure to act, or transaction outside the ordinary course of business involving the Company; or

entered into any agreement or commitment (whether or not in writing) to do any of the above.

Except as set forth on Schedule 3.4(b), since May 31, 2000, and restated again through the Closing Date, the Company has:

used its reasonable best efforts to preserve the business and organization of the Company, and to keep available, without entering into any binding agreement, the services of the Company's employees, and to preserve the goodwill of the Company's customers and others having business relationships with the Company; and

continued its business and maintained its operations and equipment, books of account, records and files in the ordinary course of business.

Except as set forth on Schedule 3.4(c), the Company does not have any liabilities of a material nature of the type required to be reflected as known liabilities on a balance sheet prepared in accordance with GAAP, whether accrued or unaccrued, absolute or contingent or otherwise, except such liabilities that are reflected or disclosed in the financial statements referred to in Section 3.3 or were incurred after May 31, 2000 in the ordinary course of business.

Section Litigation.

Except as set forth in Schedule 3.5, there are no actions, suits, proceedings or investigations pending or, to the best of the Company's and the Shareholder's knowledge, overtly threatened against Company at law, in equity or otherwise in, before, or by, any court or governmental agency or authority.

Section Compliance with Law; Permits.

The Company has conducted its business in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would have a Material Adverse Effect.

The Company has all permits, governmental licenses, registrations and approvals necessary or required by law or rules or regulations of any governmental entity having jurisdiction over the Company to carry on its business as presently conducted, except for such permits, governmental licenses, registrations and approvals the lack of which has not had and will not have a Material Adverse Effect.

Section Consents and Approvals.

Except as set forth in Schedule 3.7, the execution, delivery and performance of this Agreement by the Shareholder and the Company will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any person, entity or governmental authority.

Section Tax Matters.

The Company or the Shareholder has provided true and complete copies of the Company's Tax Returns filed for the period ending May 31, 1999. Except as set forth in Schedule 3.8, all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company have been filed, all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, any deficiencies asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the relevant state, local or foreign taxing authority have been paid in full, no issues that have been raised by the relevant taxing authority in connection with any such examination of any of the Tax Returns referred to in clause (i) are currently pending, no waivers of statutes of limitations have been given or requested by or with respect to any Taxes of the Company, no event has taken place that would cause termination of the Company's S Corporation election, and the Company is not and has not been required to make any payments under Code Section 444 because the Company qualifies for the natural business year exception to the requirements of Code Section 444.

Section Material Contracts.

Schedule 3.9 lists all contracts or arrangements of the Company which obligate the Company to pay more than $50,000 in any fiscal year or entitle the Company to receive more than $50,000 in any fiscal year, in each case including arrangements under which the Company would be obligated to purchase or sell pursuant to a purchase order; financing documents, loan agreements, capital leases or agreements providing for the guaranty of such obligations of any party other than the Company (in each case in excess of $50,000); distributorship, dealer or sales representative agreements or other agreements of the Company resulting in the marketing of products or services which individually involved the distribution of more than $50,000 of products or services in fiscal 1999 or the payment of more than $50,000 in commissions in fiscal 1999, respectively, or may be reasonably expected to do so in fiscal 2000; and employment or consulting contracts pursuant to which the Company paid more than $50,000 in fiscal 1999, or may be reasonably expected to do so in fiscal 2000, or which include change in control provisions (all of the foregoing are collectively referred to herein as the "Material Contracts"). The Company is not in default under, or in violation of, any Material Contract, except to the extent such violation or default would not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of all of the Material Contracts have been made available to Buyer.

Section Labor Matters.

The Company is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or employment practice. Except as set forth in Schedule 3.10 there is no: (a) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the "EEOC") or any EEOC recognized state "referral agency" or, to the best of Company's and the Shareholder's knowledge, threatened against or involving or affecting the Company; (b) unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board (the "NLRB") or, to the best of Company's and the Shareholder's knowledge, threatened against or involving or affecting the Company; (c) labor strike, dispute, slow down or stoppage actually pending or, to the best of Company's and the Shareholder's knowledge, threatened against or involving or affecting the Company and no NLRB representation question exists respecting any of the employees of the Company; (d) grievance or arbitration proceeding pending and no written claim therefor exists; or (e) collective bargaining agreement that is binding on the Company. To the best of Company's and the Shareholder's knowledge, no organizational efforts are presently being made involving any of the Company's employees and, for the past five years, none have been made. No union or other collective bargaining unit has been certified or recognized by the Company as representing any of the Company's employees during the past five years. During the past five years, no union or collective bargaining unit has sought such certification or recognition, and, to the best of Company's and the Shareholder's knowledge, no union or collective bargaining unit is seeking or currently contemplating seeking such certification or recognition.

Section Benefit Plans.

Schedule 3.11 lists each "employee benefit pension plan", as such term is defined in Section 3(2) of ERISA (a "Pension Plan"), and each "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA (together with the Pension Plans, the "Benefit Plans"), which is maintained by or contributed to by the Company and which is subject to ERISA. Each Benefit Plan has been from its inception and remains in compliance in all material respects with such Plan's terms and, where applicable, with ERISA and the Code. All informational and tax filings required with respect to all such Benefit Plans have been timely made.

Except as set forth in Schedule 3.11, the Company has no incentive compensation, bonus, deferred compensation, stock option, stock ownership, stock bonus, stock purchase, savings, retirement, pension, profit-sharing, severance or other similar plan or arrangement with or for the benefit of any officer or employee.

Each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is a qualified plan for purposes of Section 401(a) of the Code, and there has been no amendment to any Pension Plan subsequent to the determination letter which would reasonably be expected to materially adversely affect such Plan's qualified status. To the best of the Company's and the Shareholder's knowledge, nothing has occurred during the administration of any Pension Plan that would materially adversely affect such Plan's qualified status.

All contributions required to be made to any Benefit Plan have been timely made or reflected in the Financial Statements in all material respects. No Pension Plan has an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived).

The Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA, other than for the payment of premiums, if any, all of which have been paid when due.

The Company has never contributed or been required to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

The Company has not engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, for which a statutory or administrative exemption is not available and that would result in a material tax or a material penalty under Section 4975 of the Code or Section 502(i) of ERISA.

Section Environmental Matters.

Except as set forth in Schedule 3.12: (a) the Company is in compliance with all applicable federal, state, foreign and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or sub-surface strata) (collectively, "Environmental Laws"), except for instances of non-compliance that individually or in the aggregate do not, and would not reasonably be expected to, have a Material Adverse Effect; (b) the Company has not received written notice of and is not the subject of, any actions, causes of actions, claims, investigations, demands or notices by any person or entity alleging liability or non-compliance with any Environmental Law; (c) there are no conditions existing which would reasonably be expected to form the basis of a claim against the Company for the violation or non-compliance with any Environmental Law which would have a Material Adverse Effect; and (d) there are no circumstances which would reasonably be expected to prevent or interfere in the future with the Company's material compliance with all Environmental Laws.

Section Brokers and Finders.

The Company has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

Section Tangible Assets.

The Company has valid leasehold interests in (in the case of leasehold interests in real or personal property), or good and marketable title to (in the case of all other personal property), all of their respective properties and assets reflected in the Financial Statements free and clear of all liens, security interests and other encumbrances, except liens, security interests and other encumbrances that: are reflected in the Financial Statements, are not material in amount, are incurred or made in the ordinary course of business and which do not materially adversely impair the usefulness of such properties or assets in the conduct of the business of the Company; constitute statutory liens of landlords, carriers, warehousemen, mechanics, repairman, workmen and materialmen and other liens imposed by law, in each case in the ordinary course of business; are liens for taxes, assessments, water or sewer rents or governmental charges or claims which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings; are covenants, easements, rights of ways, restrictions, encroachments and other imperfections or defects in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of the Company or result in a material diminution in value of such assets; or are set forth on Schedule 3.14.

Section Intangible Assets.

The Company owns, or holds adequate licenses or other rights to use, all trademarks, service marks, tradenames, copyrighted material, patents, and other intangible personal property (including the tradenames set forth on Schedule 3.15) necessary to the conduct of its business as presently conducted, and such use does not infringe or violate any rights of any third parties.

Section Employees.

 Schedule 3.16 is a true and complete list of all officers and employees of the Company including the amount of the current annual salary or hourly rate, date of birth, job title, vacation accrued, along with a description of any commitments to such officers and employees with respect to compensation payable hereafter. The Company has not, because of past practices or previous commitments with respect to the Company's officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof. Except as set forth in Schedule 3.16, none of the Company's officers or employees has given notice to the Company that he or she intends to leave the Company's employment. Except as set forth on the schedule, the Company has no reason to believe that any of the Company's officers or employees shall leave such employment. Set forth on Schedule 3.16 is a description of all claims made against the Company by officers or employees of the Company within the last twelve (12) months.

Except as set forth in Schedule 3.16, the Company is not a party to or bound by any oral or written:

employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current employee benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; or

contract or agreement with any officer or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent, or attorney in fact of the Company; or

obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage, and other benefits for retired employees or directors of the Company, or their dependents.

No officer, employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, employee or director and any other Person that in any way has or will have a Material Adverse Effect.

Section Insurance.

As of the Closing the following information will have been provided by the Company with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

the name, address, and telephone number of the agent;

the name of the insurer, the name of the policyholder, and the name of each covered insured;

the policy number and the period of coverage;

the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

description of any retroactive premium adjustments or other loss sharing arrangements.

With respect to each such insurance policy which is in force as of the Closing: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the contemplated transactions under this Agreement; (3) to the best of Company's and the Shareholder's knowledge, the policy has been issued by an insurer that is financially sound and reputable; (4) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and to the best of Company's and the Shareholder's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (5) the policy does not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company; (6) to the best of Company's and the Shareholder's knowledge, the policies collectively provide adequate insurance coverage for the assets and the operations of the Company; and (7) to the best of Company's and the Shareholder's knowledge, no party to the policy has repudiated any provision thereof. To the best of Company's and the Shareholder's knowledge, the Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

Section Inventory.

All inventory of the Company, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality which have been written off or written down to net realizable value in the Interim Financial Statements. All inventories not written off have been priced at the lower of average cost or net realizable value. To the best of Company's and the Shareholder's knowledge, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, the reserve for inventory obsolescence contained in the Interim Financial Statements fairly reflects the amount of obsolete inventory as of the date of the Interim Financial Statements and the reserve for inventory obsolescence to be contained in the accounting records of the Company as of the Closing Date shall fairly reflect the amount of obsolete inventory as of the Closing Date. No items included in the inventories are pledged as collateral or held by the Company on consignment from another.

Section Completeness of Statements; Effect of Representations and Warranties.

To the best of Company's and the Shareholder's knowledge, no representation or warranty of the Company or the Shareholder in the Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. The Company and the Shareholder have made due inquiry and investigation concerning the matters to which the representations and warranties of the Company and the Shareholder under this Agreement pertain and neither the Company nor the Shareholder know of any facts, events or circumstances which have not been disclosed to Buyer which are material to the Company or its business.

ARTICLE : REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Buyer as follows:

Section Brokers and Finders.

Shareholder has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof

Section Real Property.

The attached Schedule 4.2 lists and describes briefly the Premises that is or will be owned by the Shareholder as of the date of Closing (the "Premises") and any rights that Shareholder may have in adjacent real property. With respect to the real property comprising the Premises:

The Shareholder has, or will have as of the date of Closing, good and marketable title to the Premises, free and clear of any Encumbrances, except as set forth on Schedule 4.2, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions, none of which individually or together impair the current use, occupancy, value or marketability of title of the property subject thereto;

there are no pending, or to the best of the Shareholder's knowledge, threatened, condemnation proceedings relating to the Premises or other matters affecting the current use, occupancy, or value thereof;

the legal description for the Premises contained in the deed thereof describes the Premises fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted nonconforming use" or "permitted nonconforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Premises is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

all properties and facilities have received all licenses, permits, consents, titles or registrations required in connection with the ownership or operation thereof and have been operated and maintained in accordance with all applicable federal, state, local, municipal, foreign, international, multinational or other administrative orders, constitutions, laws, ordinances, principles of common law, regulations, statutes or treaties;

except as set forth in Schedule 4.2, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the use or occupancy of any portion of the Premises;

there are no outstanding options or rights of first refusal to purchase the Premises, or any portion thereof or interest therein;

there are no parties (other than the Shareholder or the Company) in possession of the Premises, other than tenants under any leases disclosed in the schedule who are in possession of space to which they are entitled;

all facilities located on the Premises are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Premises; and

Premises abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Premises, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

Section Environmental Matters.

Except as set forth in Schedule 4.3, with respect to the Premises: (a) the Shareholder is in compliance with all applicable Environmental Laws, except for instances of non-compliance that individually or in the aggregate does not, and would not reasonably be expected to, have a Material Adverse Effect; (b) the Shareholder has not received written notice of and is not the subject of, any actions, causes of actions, claims, investigations, demands or notices by any person or entity alleging liability or non-compliance with any Environmental Law; (c) there are no conditions existing which would reasonably be expected to form the basis of a claim against the Shareholder for the violation or non-compliance with any Environmental Law which would have a Material Adverse Effect; and (d) there are no circumstances which would reasonably be expected to prevent or interfere in the future with the Company's material compliance with all Environmental Laws.

Section Legal Proceedings.

There are no actions, suits, proceedings or investigations pending or, to the best of the Shareholder's knowledge, overtly threatened against the Shareholder at law, in equity or otherwise in, before, or by, any court or governmental agency or authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section Consents and Approvals.

Except as set forth in Schedule 4.5 annexed hereto, the execution, delivery and performance of this Agreement by the Shareholder will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person, entity or governmental authority, except for such consent, waivers, authorizations or approvals which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

Section Completeness of Statements; Effect of Representations and Warranties.

To the best of the Shareholder's knowledge, no representation or warranty of the Shareholder in the Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. The Shareholder has made due inquiry and investigation concerning the matters to which the representations and warranties of the Shareholder under this Agreement pertain and the Shareholder does not know of any facts, events or circumstances which have not been disclosed to Buyer which are material to the Premises.

ARTICLE : REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholder and the Company as follows:

Section Organization and Authority of Buyer.

Buyer has been duly incorporated and is validly existing under the laws of Tennessee, with the corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity. No other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate any provision of the charter or bylaws of Buyer; or any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound; or any law, statute or regulation or any injunction, order or decree of any government agency or authority or court to which Buyer is subject except to the extent, in each case, that such a violation would not have a Material Adverse Effect.

Section Legal Proceedings.

There are no actions, suits, proceedings or investigations pending or, to Buyer's knowledge, overtly threatened against Buyer at law, in equity or otherwise in, before, or by, any court or governmental agency or authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section SEC Documents; Absence of Changes.

Buyer has delivered to the Shareholder Buyer's Quarterly Report on Form 10-Q for the quarter ended [June 30, 2000], its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and its Proxy Statement with respect to its 2000 Annual Meeting of Stockholders (collectively, the "Astec SEC Documents"). The Astec SEC Documents were true and complete in all material respects as at their respective dates, did not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Since the filing of its Quarterly Report on Form 10-Q for the quarter ended [June 30, 2000], there has not been any material adverse change in Buyer's business condition (financial or otherwise), results of operations or liabilities not reflected in the Astec SEC Documents.

Section Consents and Approvals.

Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement by Buyer will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person, entity or governmental authority, except for such consent, waivers, authorizations or approvals which the failure to obtain would not have a Material Adverse Effect.

ARTICLE : ASTEC STOCK AND LOCK-UP AGREEMENT

Section Astec Stock Not Registered.

The Shareholder acknowledges that the issuance of Astec Stock has not been registered under the Securities Act or any state securities laws and cannot be sold, transferred, pledged or otherwise distributed by the Shareholder unless a registration statement registering such Astec Stock has been filed and becomes effective or unless the Astec Stock is sold or distributed in a transaction in respect of which Buyer has previously received an opinion of counsel, reasonably satisfactory to Buyer, as the issuer of such Astec Stock, stating that such transaction is exempt from the registration requirement of the Securities Act.

Section Legend.

Any certificate or certificates representing Astec Stock will bear the following legend unless and until removal thereof is permitted pursuant to the terms of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT FOR THESE SHARES, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ASTEC INDUSTRIES, INC. THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO THE RESTRICTIONS SPECIFIED IN THE LOCK-UP AGREEMENT DATED AS OF OCTOBER 2, 2000 BETWEEN ASTEC INDUSTRIES, INC. AND THE INITIAL HOLDER OF THE SECURITIES NAMED THEREIN, A COPY OF WHICH WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST, AND THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND THEREBY.

Section Removal of Legend.

Upon any transfer permitted by Section 6.1 above, which transfer does not require the legend in Section 6.2 above, Buyer agrees to cause the removal of such legend for any Astec Stock so transferred upon its reissuance to the transferee.

Section Examination and Investment Representation.

The Shareholder represents and warrants to Buyer that it:

is acquiring the Astec Stock for his own account for investment within the contemplation of the Securities Act and not with a view to the transfer or resale thereof, except to the extent otherwise expressly permitted by the Securities Act;

has been advised by counsel of the legal implications and effect of the foregoing Sections 6.1, 6.2 and 6.3 under the Securities Act and of the circumstances under which he or she may dispose of his or her Astec Stock under the Securities Act;

has examined Buyer's Annual Report on Form 10-K for the year ended December 31, 1999, including the financial statements contained therein, and its most recent quarterly report on Form 10-Q.

prior to signing this Agreement, was given access to and information regarding Buyer and the Astec Stock to the extent the Shareholder believes is necessary in connection with the Shareholder's decision to invest in the Astec Stock and was given the opportunity to ask detailed questions and receive satisfactory answers concerning (i) the terms and conditions of this Agreement pursuant to which Buyer is offering to sell Astec Stock to the Shareholder, and (ii) Buyer, its business and the risks associated with Buyer and an investment in the Astec Stock. All such questions have been answered to the Shareholder's satisfaction, and the Shareholder has been supplied with all additional information and documents requested and deemed necessary by the Shareholder to make an investment decision with respect to the Astec Stock being acquired pursuant to this Agreement; and
prior to signing this Agreement, the Shareholder had the opportunity to consult with Shareholder's legal counsel or other advisors to the extent desired by the Shareholder as to the Shareholder's investment in the Astec Stock.
Section Lock-Up.

The Shareholder agrees that he will not sell, transfer, pledge, or otherwise dispose of the Astec Stock (or any derivative security thereof) included in the Purchase Price except in compliance with Section 144 of the Securities Act of 1933 and in no event earlier than one (1) year from the Closing.
ARTICLE : TAX MATTERS

Section Tax Indemnification.

Except to the extent disclosed on Schedule 3.8, or as otherwise provided for in the Financial Statements, the Shareholder shall be liable for, indemnify and hold the Buyer harmless against any Taxes imposed on the Company (including, without limitation, any Taxes imposed on the Company in connection with any Benefit Plans) or the Premises for any taxable year or period (or portion thereof) that ends on or before the Closing Date to the extent such Taxes in the aggregate exceed the aggregate reserve amounts for Taxes shown on the Interim Financial Statements, which shall be a good faith estimate of such Tax liabilities of the Company as of the Closing Date, prepared in accordance with GAAP; provided, however, that the Shareholder shall not be liable for, and shall not indemnify Buyer or the Company for, any Taxes resulting from any actual or deemed election pursuant to Section 338 of the Code in connection with the purchase of the Shares. The Shareholder shall be entitled to any refund of Taxes of the Company that are allocable to such periods.
Buyer shall be liable for, indemnify and hold the Shareholder harmless against any Taxes imposed on the Company that are allocable or attributable to any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. Buyer shall be entitled to any refund of such Taxes that are allocable to such periods.

For purposes of paragraphs (a) and (b) of this Section 7.1, in order to apportion appropriately any Taxes relating to any taxable year or period that begins before and ends after the Closing Date, the parties hereto shall, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the end of the taxable year of the Company. In any case where applicable law does not permit the Company to treat the Closing Date as the end of a taxable year of the Company, then whenever it is necessary to determine the liability of the Company for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended with the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

Section Tax Returns.

Tax Returns that are required to be filed by or with respect to the Company shall be filed as follows:

The Shareholder shall file or cause to be filed when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date. Except as otherwise agreed, such Tax Returns shall be completed in a manner consistent with past practice and filed only after they have been approved by King Copler of Ernst & Young's Chattanooga office (or such other person identified in writing by Buyer).

Buyer shall file or cause to be filed when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date. Except as otherwise agreed, such Tax Returns shall be completed in a manner consistent with past practice.

Section Contest Provisions.

Buyer shall promptly notify the Shareholder in writing upon receipt by Buyer, the Company or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign audits or assessments which may materially affect the liabilities for Taxes of the Company for which the Shareholder would be required to indemnify Buyer pursuant to Section 7.1; provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent the Shareholder is prejudiced by such failure. The Shareholder shall have the sole right to represent the interests of the Company in any such audit or administrative or court proceeding relating to taxable periods for which they may be required to indemnify Buyer pursuant to Section 7.1, and to employ counsel of their choice at their expense. Neither Buyer nor Company may agree to settle any such claim for the portion of a taxable year or period which may be the subject of indemnification by the Shareholder under Section 7.1 without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld.

Section Assistance and Cooperation.

After the Closing Date, each of the Shareholder and Buyer shall:

assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under Section 7.1; and

furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section Transfer Taxes.

Buyer shall be liable for any sales, use, stock transfer, conveyance, intangible, stamp, duty, transfer, reporting, recording and similar fees, charges and Taxes applicable in connection with the transfer of the Shares or the Premises, together with any interest or penalties thereon.

Section Survival of Obligations.

The obligations of the parties set forth in this Article 7 shall remain in effect until the expiration of the applicable statute of limitations (including any waivers thereof).

ARTICLE : CERTAIN COVENANTS AND AGREEMENTS OF SELLERS

Section Access and Information.

The Shareholder and Company (the "Sellers") shall permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to any financial and operating data and other information that is available with respect to the business and assets of the Company, the Shares and the Premises as Buyer shall from time to time reasonably request. In the event of the termination of this Agreement, Buyer shall promptly deliver (without retaining any copies thereof) to all applicable parties, or (at such parties' option) certify to such parties that it has destroyed, all documents, workpapers and other material obtained by Buyer or on its behalf from the Sellers or from any of their respective advisors, agents, employees or representatives as a result hereof or in connection with the matters contemplated by this Agreement, and all documents, workpapers and other materials prepared by Buyer or its advisors, agents, employees or representatives in connection with the matters contemplated by this Agreement, in each case whether so obtained or prepared before or after the execution hereof. Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained or prepared to be kept confidential and will not use, or permit the use of, such documents, workpapers and other materials in its business or in any other manner or for any other purpose except as contemplated hereby.

Section Registrations, Filings and Consents.

Prior to the Closing, the Sellers and Buyer shall cooperate and use their respective best efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental or other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby.

Section Conduct of Business.

Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, the Shareholder covenants and agrees that the Shareholder shall cause the Company:

To operate its business in the ordinary course consistent with past practices and to use its commercially reasonable best efforts to preserve the business and goodwill of customers and suppliers;

Not to change or amend its articles or certificates of incorporation or bylaws, issue, sell or redeem any shares of its capital stock, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock or enter into any agreement obligating it to do any of the foregoing, enter into any amendment of any Material Contract which materially adversely affects the rights of the Company thereunder or enter into any new, or make any amendment to any existing, collective bargaining agreement or Benefit Plan which materially adversely affects the rights of the Company thereunder, except as required by law, in which case the Shareholder shall give prompt notice to Buyer; and

Not to make, or enter into any agreement to make, any acquisition or sale of property or assets (tangible or intangible) other than in the ordinary course of business consistent with past practices.

Section Best Efforts.

Prior to Closing, each of the parties hereto shall use its commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

Section Retention of Books and Records.

After the Closing Date, Buyer shall cause the Company to retain all books, records and other documents pertaining to the Company in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by the Shareholder or their agents at such parties' expense, upon reasonable request and upon reasonable notice, for a period of three years after the Closing Date. No such books, records or documents shall be destroyed by Buyer or the Company without first advising the Shareholder in writing and giving the Shareholder a reasonable opportunity to obtain possession thereof.

Section Further Assurances.

At any time after the Closing Date, the Shareholder and Buyer shall, and Buyer shall cause the Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or the Shareholder, as the case may be, and necessary for Buyer or the Shareholder, as the case may be, to satisfy its obligations hereunder.

ARTICLE : CONDITIONS TO THE PURCHASE AND SALE

Section General Conditions to the Purchase and Sale Relating to Parties.

The obligations of the parties to consummate the sale and purchase of the Shares and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by the parties on or prior to the Closing Date of the following conditions:

No action or proceeding shall have been instituted and remain pending on the Closing Date before any court or governmental body or authority pertaining to the acquisition by Buyer of the Shares, or the result of which could prevent or make illegal the consummation of such acquisition.

Any required consents of third parties disclosed on Schedule 3.7, Schedule 4.5, and Schedule 5.4 annexed hereto shall have been obtained.

Section Conditions to Purchase by Buyer.

The obligation of Buyer to consummate the purchase of the Shares and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

Each of the representations and warranties of the Sellers contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of the Sellers in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Buyer shall have received at the Closing a certificate of a duly authorized officer of the Company as to the satisfaction of the Company's conditions set forth in clause (i) and clause (ii) of this Section 9.2, dated as of the Closing Date.

During the period from the date hereof to the Closing Date, no event or condition shall have occurred which results in a Material Adverse Effect.

Buyer shall have received certificates representing the Shares duly endorsed in blank for transfer or accompanied by duly signed stock powers in blank.

Buyer shall have had delivered to it warranty deeds conveying to the Company good and marketable fee simple title to the Premises effective as of the Closing Date in form reasonably acceptable to Buyer.

At least ten (10) days prior to the Closing Date, Buyer shall have had delivered to it a real estate title abstract or a commitment for an owner's title insurance policy in an amount acceptable to Buyer issued by a title insurance company acceptable to Buyer covering the Premises and containing only exceptions which would not adversely affect the use or marketability of the Premises.

The Shareholder shall have entered into a Stock Lock-Up and Pledge Agreement in the form of Exhibit A hereto.

Buyer shall have received a certified copy of resolutions of the board of directors of the Company approving the transaction set forth in and execution of this Agreement.

The directors of the Company shall have tendered their written resignations effective as of the Closing Date.

The Company shall have entered into employment agreements with Lawrence Raymond substantially in the form of Exhibit B attached hereto, Ray Erickson substantially in the form of Exhibit C attached hereto, David Nolan substantially in the form of Exhibit D attached hereto and Jeffrey Cartwright substantially in the form of Exhibit E attached hereto.

Buyer shall have received evidence satisfactory to Buyer that either Nancy Raymond has approved this transaction in accordance with that certain Stock Pledge Agreement between her and Shareholder dated December 18, 1997 or such approval is unnecessary.

The Company shall have terminated its 401(k) plan effective as of the day prior to Closing, and all amounts properly owed to participants under such 401(k) plan shall have been accurately accrued on the books of the Company.

Buyer shall have received an opinion from legal counsel to the Company in form and substance satisfactory to the Buyer and its counsel.

Buyer shall have received a reasonable analysis and explanation of the condition whereby the Company's accounts payable are out of balance, and the accounts payable computer system shall have been corrected so that it will operate in a manner reasonably acceptable to Buyer.

Buyer shall have received such other documents as may be reasonably necessary to effect the Closing as anticipated in this Agreement.

Section Conditions to Sale by the Shareholder.

The obligation of the Shareholder to consummate the sale of the Shares and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by the Shareholder on or prior to the Closing Date of each of the following conditions:

Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Buyer in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and the Shareholder shall have received at the Closing a certificate of a duly authorized officer of Buyer as to the satisfaction of the conditions set forth in clause (i) and clause (ii) of this Section 8.3, dated as of the Closing Date.

The Shareholder shall have received certified copies of resolutions of the executive committee of the board of directors of the Buyer approving the transaction set forth in and execution of this Agreement.

The Shareholder shall have received the cash portion of the Purchase Price as set forth in Section 2.2(a).

The Shareholder shall have received an opinion from legal counsel to Buyer in form and substance satisfactory to the Shareholder and their counsel.

The Shareholder shall have received such other documents as may be reasonably necessary to effect the Closing as anticipated in this Agreement.

ARTICLE : INDEMNIFICATION

Section Survival; Rights and Remedies Not Affected by Knowledge.

The representations and warranties in this Agreement, the Schedules, any supplements to the Schedules, any other certificate or document delivered pursuant to this Agreement and any other Closing Document will survive the Closing. The rights to indemnification and payment of Damages and all other rights or remedies provided herein, including those relating to any representations, warranties, covenants and obligations, will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

Section Indemnification and Payment of Damages By The Shareholder.

The Shareholder shall indemnify and hold the Company, Buyer and their respective officers, directors, governors, members, managers, Affiliates, successors and assigns ("Buyer Indemnitees") harmless for, and shall pay to the Buyer Indemnitees the amount, to the extent not covered by insurance, of all Damages arising, directly or indirectly, from or in connection with:

any breach or nonfulfillment of or failure to comply with in any respect ("Breach") any representation or warranty made by the Sellers;

any Breach by the Sellers of any covenant, agreement or obligation of the Sellers;

any Damages arising out of the ownership, use or conduct of the business or operations of the Company on or prior to the Closing Date or any act, omission, transaction, circumstance, fact, agreement, or other condition relating to the Company, known to the Sellers, which existed on or prior to the Closing Date and was not fully and properly disclosed to Buyer in the Financial Statements, the Schedules, the Exhibits or any other part of the Agreement;

(i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of any properties (including without limitation the Premises) and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Company or the Shareholder have or had an interest, or (B) any Hazardous Materials or other contaminants (including any tanks, equipment or other personal property or materials relating thereto) that were at any time prior to the Closing Date or are as of the Closing Date present on such properties or assets (including without limitation the Premises); or (ii)(A) any Hazardous Materials or other contaminants (and including any tanks, equipment or other personal property or materials relating thereto), wherever located, that were, or were allegedly, generated, transported, stored, treated, released or otherwise handled by the Company or the Shareholder or by any other Person for whose conduct the Company or the Shareholder are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Company or the Shareholder or by any other Person for whose conduct the Company or the Shareholder are or may be held responsible; or

any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Company or the Shareholder or any other Person for whose conduct the Company or the Shareholder are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Premises or properties or other assets of or leased or subleased or used or operated by the Company or the operations of the Company prior to the Closing Date, or from Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at such Premises or properties (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of such Premises or properties and was present or suspected to be present on any of such Premises or properties on or prior to the Closing Date) or (2) released or allegedly released by the Shareholder or the Company or any other Person for whose conduct the Company or the Shareholder are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response action, any related proceeding, and any other proceeding with respect to which indemnity may be sought under this Section 10.2.

Section Indemnification By Buyer.

Buyer shall indemnify and hold the Shareholder and their successors and assigns ("Shareholder Indemnitees") harmless for, and will pay to the Shareholder Indemnitees the amount of, all Damages, to the extent not covered by insurance, arising directly or indirectly from or in connection with:

any Breach of any representation or warranty made by Buyer;

any Breach by Buyer of any covenant, agreement or obligation of the Buyer;

any Damages arising out of the ownership, use or conduct of the business or operations of the Company after the Closing Date or any act, omission, transaction, circumstance, fact, agreement, or other condition relating to the Company which exists after the Closing Date.

Section Indemnity Claims.

Claims. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claim Notice") within 30 days after (1) receipt of notice of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claim Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the Notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered.

Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

Defense of Claim by Indemnitee. If, within thirty (30) days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 10.4(a) shall relieve the Indemnifying Party from the obligation to indemnify but only to the extent the Indemnifying Party establishes by competent evidence that it is has been materially and adversely prejudiced thereby.

Section No Liability of Company.

In the event a Claim is made against the Shareholder, for Buyer's Damages, the Shareholder, shall not, nor shall they be entitled to, maintain, assert or make a claim against the Company, or the directors, officers, affiliates, successor or assigns of the Company for contribution, indemnity or for any other recovery, it being the intention of the parties hereto that after the Closing, the Company shall have no liability, obligation or responsibility for any Breach of the representations, warranties, covenants or obligations of the Sellers made in this Agreement.

ARTICLE : TERMINATION

Section Termination.

Notwithstanding anything herein to the contrary, this Agreement shall terminate if the Closing does not occur on or before November 1, 2000, unless extended by mutual written agreement of the parties to this Agreement.

This Agreement may be terminated by the mutual written consent of the parties to this Agreement, (x) by Buyer, if there has been a material misrepresentation or other material breach by Sellers of any of their representations, warranties, covenants and agreements set forth herein and there shall not have occurred and be continuing a breach or violation by Buyer, in any material respect, of any of its representations, warranties, covenants and agreements set forth herein and (y) by any of the Sellers if there has been a material misrepresentation or other material breach by Buyer of any of its representations, warranties, covenants and agreements set forth herein and there shall not have occurred and be continuing a breach or violation by any of the Sellers, in any material respect, of any of their representations, warranties, covenants and agreements set forth herein; provided, however, that if the breach by the non-terminating party is susceptible to cure, such party shall have 30 business days after receipt of written notice from the other party of its intention to terminate this Agreement in which to cure such breach, and by any party hereto, on or after October 2, 2000, by written notice to the other parties, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by the notifying party, in any material respect, of any of its representations, warranties, covenants and agreements set forth in this Agreement and (B) there shall not have occurred and be continuing a breach or violation by the notifying party, in any material respect, of any of such representations, warranties, covenants and agreements.

If this Agreement is terminated pursuant to Section 11.1, this Agreement, other than with respect to the obligations under Sections 8.1, 12.1 and 12.3 hereof, shall thereafter have no effect, except that termination of this Agreement will not relieve either party of any liability for breach of any covenants or agreements set forth herein occurring prior to such termination.

ARTICLE : MISCELLANEOUS

Section Expenses.

Unless otherwise indicated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section Best Efforts; Further Assurances.

Commitment to Best Efforts. Subject to the rights of any Seller or the Buyer, as the case may be, under Section 11.1, each party hereto shall use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable, each party shall cooperate with the other party in such actions and in securing requisite consents and each party shall execute and deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

Limitation. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is commercially unreasonable under the circumstances, to make any capital contribution or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, counsel and other professional advisors.

Exclusive Dealing. Until the Closing Date or the earlier termination of this Agreement, the Sellers will not, nor will any of them permit any officers, directors, employees or other advisors or representatives to (i) solicit, initiate or encourage submission of any proposal to purchase the Shares, the Premises or any of the Company's assets, other than in the ordinary course of business; or (ii) enter into any agreement with respect to any such proposal.

Section Public Disclosure.

Prior to the Closing Date, none of the parties will make any public release of information regarding any matters contemplated herein without the consent of the other parties, except for press releases issued by Buyer as required by law.

Section Assignment.

This Agreement may not be assigned by either party, by operation of law or otherwise.

Section Amendments and Waivers.

The provisions of this Agreement may not be amended, supplemented or changed orally, but only by writing signed by Buyer and Sellers and making specific reference to this Agreement.

Section Entire Agreement.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, except as otherwise contemplated herein; and is not intended to confer upon any other persons any rights or remedies hereunder.

Section Schedules.

The inclusion of any matter in any Schedule or Exhibit to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation to which it may relate.

Section Notices.

All notices, requests, demands or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have given when delivered in person, upon receipt of telecopy or telex (with confirmed answerback) or five business days after deposit in the United States mail, registered or certified, postage prepaid and properly addressed to the party's address as set forth on the signature pages hereof. Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

Section Governing Law.

 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to conflicts of law principles. However, the sale, transfer and assignment of the Premises to Buyer shall be governed by and construed in accordance with the laws and local practice of Washington.

Section Severability.

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section Section Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section Counterparts.

This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Section Representation By Counsel; Interpretation.

Each party acknowledges that such party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

Section Arbitration Clause.

Any dispute pertaining to this Agreement or the matters addressed herein shall be referred to arbitration at the request of any party before a single arbitrator. In any arbitration the parties shall be entitled to be legally represented. This matter shall be arbitrated pursuant to Title 9 United States Code, the Federal Arbitration Act. The Arbitration Rules of the Center for Public Resources, New York, New York for Non-Administered Arbitration of Business Disputes, as they exist on the date of this Agreement, are adopted as the rules governing this arbitration. Interpretation and enforcement of this instrument and all of this Agreement and all questions, issues or claims regarding the performance of the parties hereunder shall be controlled and governed by the law of the State of Tennessee except as otherwise specifically stated to the contrary in this Agreement. The arbitration shall take place in Tacoma, Washington, at a mutually agreeable site.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers therein duly authorized as of the 2 day of October, 2000.

BUYER: COMPANY:

ASTEC INDUSTRIES, INC. CARLSON PAVING PRODUCTS, INC.

By: F. McKamy Hall By: Lawrence Raymond

Title: CFO, Vice President Title: President

SHAREHOLDER:

Lawrence Raymond